Dresdner RCM Global Funds, Inc.
Appendix B
Rule 10f3 Transactions
July 1 to December 31,1999


Date
Fund
Security
Registered Under the Securities Act of 1933
Purchase Price
Firm Commitment Underwriting
Commission Reasonable and Fair
Issuer in Operation 3 Years
Shares Purchased
% of Fund Assets
Purchased from an Unaffiliated Broker
Dealer Purchased From
% of Shares Purchased by DRCM Funds (1)
Fund Assets
Shares Offered


10/12/1999
Dresdner RCM Global Equity Fund
Sonera OYJ Group Plc
No
$25.48
Yes
Yes
Yes
100
0.21%
Yes
GSCO
0.000%
$1,199,033
127,000,000


12/16/1999
Dresdner RCM Global Equity Fund
Infonet Services Corp
Yes
$21.00
Yes
Yes
Yes
100
0.14%
Yes
MLCO
0.000%
$1,475,167
38,500,000

1) Represents purchases by all affiliated funds. The amount of securities of any class of such issue to be purchased in aggregate by an investment company utilizing Dresdner
RCM as an investment advisor may not exceed 10% of the principal amount of the offering of that class of securities.